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                           PURCHASE AND SALE AGREEMENT

                          Dated as of November 12, 1996

                                     Between

                             EUROPEAN AMERICAN BANK
                                    as Seller

                                       and

                        TRANSWORLD HOME HEALTHCARE, INC.
                                    as Buyer

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                           PURCHASE AND SALE AGREEMENT

            PURCHASE AND SALE AGREEMENT, dated as of November 12, 1996 (the "Agreement") between European American Bank, a New York State banking corporation (in its capacities both as a lender and as agent under the Credit Agreement referred to below, the "Seller") and Transworld Home HealthCare, Inc., a New York corporation ("Buyer").

                                    RECITALS

      A. Capitalized terms used herein which are not defined in the Recitals shall have the meanings set forth in Section 1 of this Agreement.

      B. Health Management, Inc., Home Care Management, Inc., HMI Illinois, Inc. and HMI Pennsylvania, Inc. (the "Borrowers") are parties to that certain Credit Agreement dated as of March 31, 1995 (as heretofore amended, restated, supplemented or otherwise modified, the "Credit Agreement") among the Borrowers, the guarantors named therein, European American Bank and the Seller, in its individual capacity and as agent for the Lenders thereunder.

      C. Pursuant to the Credit Agreement: (A) the Lenders agreed (i) to make Revolving Credit Loans available to the Borrowers; (ii) to make and to permit to remain outstanding the Term Loan; and (iii) to purchase participations in Letters of Credit issued by the Agent; and (B) the Agent agreed to issue Letters of Credit.

      D. Set forth in Schedule 1 annexed hereto is a complete and accurate list of all material documents (including all amendments, supplements, modifications, waivers and terminations relating thereto) that evidence or govern the Assigned Interests (such documents shall for purposes of this Agreement be referred to as the "Loan Documents").

      E. (i) As of the Closing Date, the Seller, in its capacity as a Lender, is the sole legal and beneficial owner of:

            (a) $2,428,571.42 in aggregate outstanding principal amount of Revolving Credit Loans (the "Seller's Revolving Credit Loans"), constituting approximately 15% of the aggregate principal amount of the Revolving Credit Loans of all Lenders under the Credit Agreement;

            (b) $1,740,333.34 in aggregate outstanding principal amount of the Term Loan (the "Seller's Term Loan"), constituting approximately 15% of the aggregate principal amount of the Term Loan under the Credit Agreement; and

            (c)   $0 in Letter of Credit Usage ("Seller's Letters of Credit").


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            (ii) As of the Closing Date, the aggregate amount of all accrued and unpaid interest on the Principal Amount equals $12,858.35 (collectively, the "Seller's Accrued Amount").

      F. The Seller (in both its capacity as a Lender and as Agent) wishes to sell, transfer and assign, and the Buyer wishes to buy, subject to the terms and conditions hereof, all right, title and interest of the Seller in and to (i) Seller's Revolving Credit Loans, Seller's Term Loan and Seller's Letters of Credit (collectively, the "Assigned Interests"), (ii) the Loan Documents, (iii) all guarantees, security deposits, liens, mortgages, pledges, deeds of trust or any other Lien or other collateral relating to, arising from or securing any claim, right, interest or cause of action in respect of the Assigned Interests (collectively, the "Assigned Collateral"), (iv) any and all cash, securities, interest, dividends and other property which may be received, payable, exchanged for, distributed or collected in respect of any of the foregoing on or after the Closing Date and the proceeds thereof (collectively, the "Assigned Proceeds"), and (v) any and all causes of action or claims of the Seller (whether known or unknown) against any person or entity which is in any way based upon, arises out of, or is related to any of the foregoing (the "Assigned Claims," and together with the Assigned Interests, the Assigned Collateral and the Assigned Proceeds, collectively the "Assigned Rights").

      G. In connection with the assignment of the Assigned Rights and subject to the terms and provisions hereof, the Buyer is willing to assume the Assumed Obligations.

                                    AGREEMENT

            In consideration of the mutual covenants and agreements contained herein, the Seller and the Buyer hereby agree as follows:

      SECTION 1. Definitions.

      The following terms shall have the following meanings when used herein:

      Affiliate: As defined in ss.101(2) of the United States Bankruptcy Code.

      Assigned Claims: Defined in Recital F.

      Assigned Collateral: Defined in Recital F.


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      Assigned Interests: Defined in Recital F.

      Assigned Proceeds: Defined in Recital F.

      Assigned Rights: Defined in Recital F.

      Assumed Obligations: Defined as all obligations of Seller under the Loan Documents in respect of the Assigned Rights to the extent the facts, circumstances, acts or omissions that give rise to such obligations occur after the Closing Date or relate to obligations which are incurred after the Closing Date.

      Bankruptcy Code: 11 U.S.C. ss.101 et. seq.

      Buyer: Defined in the preamble to the Agreement.

      Buyer's Excluded Information: Defined in Section 3(I) of the Agreement.

      Buyer Indemnitees: Defined in Section 7(A) of this Agreement.

      Closing Date: The date on which the Purchase Price is paid to the Seller and the Assigned Rights are conveyed to and received by the Buyer, all as provided in Section 2 of this Agreement.

      Confidential Terms Defined in Section 10(K).

      Disallowed Amount: Defined in Section 5(A)(ii).

      Governmental Authority: A Federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic.

      Lenders: Defined in the Credit Agreement.

      Letter of Credit Usage: Defined in the Credit Agreement.

      Liabilities: Defined in Section 7(A) of this Agreement.

      Lien: Any security interest, mortgage, deed of trust, pledge, lien, claim, charge or other encumbrance of any kind.


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      Loan Documents: Defined in Recital D.

      Notes: Defined in the Credit Agreement.

      Prime Rate: A rate per annum calculated daily, equal to the "Prime Rate", as published in The Wall Street Journal, Eastern Edition.

      Principal Amount: $4,168,904.76, broken down as follows:
                        Revolving Credit Loans:    $ 1,740,333.34
                        Term Loan:                 $ 2,428,571.42
                        Letters of Credit Usage:   $ 0

      Purchase Price: The result obtained by multiplying the Purchase Rate by the Principal Amount.

      Purchase Rate: 0.75.

      Revolving Credit Loan: Defined in the Credit Agreement.

      Revolving Credit Note: Defined in the Credit Agreement.

      Seller: Defined in the preamble to this Agreement.

      Seller Indemnitees: Defined in Section 8(A).

      Seller's Accrued Amount: Defined in Recital E.

      Seller's Excluded Information: Defined in Section 4(F).

      Term Loan: Defined in the Credit Agreement.

      Term Note: Defined in the Credit Agreement.

      All terms not otherwise defined herein shall bear the meanings ascribed in the Credit Agreement.


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      SECTION 2. Sale; Payment of Purchase Price.

      (A) As of the Closing Date, the Seller hereby sells, transfers and sets over to the Buyer, without representation, warranty or recourse (in each case except as expressly provided herein), the Assigned Rights and Buyer shall assume the Assumed Obligations. Without limiting the foregoing, on the Closing Date the Seller shall deliver or cause to be delivered to the Buyer (a) a fully executed copy of this Agreement, (b) the Seller's Revolving Credit Note and the Seller's Term Note and (c) such other instruments and documents as Buyer may reasonably request as evidence of its ownership of the Assigned Rights.

      (B) Subject to Section 2(A) hereof, on the Closing Date, the Buyer shall pay to the Seller at its Uniondale, New York office the Purchase Price by wire transfer of immediately available funds in the lawful currency of the United States of America in accordance with the following wire instructions:

                         European American Bank
                         Uniondale, New York 11555-5774
                         Attention:   Andrew Russell, Vice President
                         Account No.: K89 022222 0
                         ABA No.:     021-001486
                         Reference:   Health Management, Inc.

      (C) (i) The obligations of the Buyer to acquire the Assigned Rights on the Closing Date shall be subject to the conditions that (x) the representations and warranties of the Seller contained in this Agreement shall have been true and correct in all material respects when made and as of the Closing Date; and (y) the Seller shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or prior to the Closing Date, including but not limited to Seller's obligations under
            Section 2(A).


            (ii) The obligations of the Seller to assign, sell and convey the Assigned Rights on the Closing Date shall be subject to the conditions that (w) the representations and warranties of the Buyer contained in this Agreement shall have been true and correct in all material respects when made and as of the Closing Date; (x) the Buyer shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or prior to the Closing Date; (y) the Buyer shall simultaneously therewith pay to the Seller the Purchase Price in


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            accordance with Section 2(B) hereof; and (z) the Seller shall simultaneously therewith have received (in the account referred to in Section 2(B) hereof) payment in immediately available funds of an amount equal to the Seller's Accrued Amount.

      SECTION 3. Representations and Warranties of the Seller.

      The Seller hereby represents and warrants to the Buyer that:

      (A) The Seller is a New York State banking corporation duly organized, validly existing and in good standing under the laws of the State of New York. The execution, delivery and performance by the Seller of this Agreement are within its powers, have been duly authorized by all necessary action and do not contravene, or result in a default under, any of its charter documents or any law, agreement or other obligation to which it is subject.

      (B) This Agreement has been duly and validly authorized, executed and delivered by the Seller, and is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. No registration with, or consent or approval of, or any other action by, any Governmental Authority or other person is required in connection with the execution, delivery and performance of this Agreement by the Seller. The Seller has not made any offers to sell, transfer, assign or pledge, or solicitations of offers to buy or obtain an assignment or participation with respect to, any portion of the Assigned Rights in violation of any applicable laws.

      (C) The Seller is the sole, legal and beneficial owner and holder of the Assigned Rights, and on the Closing Date the Seller will convey to the Buyer legal and beneficial ownership of the Assigned Rights. Such conveyance of ownership and title will be free and clear of any Lien whatsoever and will not result in the creation of any Lien upon all or any portion of the Assigned Rights except pursuant to this Agreement. Seller has not sold, assigned, transferred, pledged or hypothecated all or any portion of the Assigned Rights except pursuant to this Agreement.

      (D) No judgment has been sought against or entered on the Seller's Notes.

      (E) The Seller is not (i) a director or officer of the Borrowers, (ii) a partnership in which the Borrowers are general partners, (iii) a general partner of the Borrowers, (iv) an Affiliate, or insider of an Affiliate of the Borrowers as if such Affiliate were the Borrowers, or (v) a managing agent of the Borrowers.


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      (F) The Buyer has received true and complete copies of each of the Loan
Documents. The Seller will deliver promptly to the Buyer any other material document identified after the Closing Date by the Seller, or which is identified in writing to the Seller by the Buyer, that governs or evidences all or any portion of the Assigned Interests. The Seller has not given its consent to change any term or provision of any Loan Document, including, without limitation, the amount or time of any payment of principal, or the rate or time of payment of interest under the Seller's Revolving Credit Loan, the Seller's Term Loan or the Seller's Notes, or with respect to the Seller's Letters of Credit, except as expressly set forth in the Loan Documents or otherwise described to the Buyer in writing prior to the Closing Date.

      (G) Recitals D and E in this Agreement are true and correct.

      (H) The Seller is a sophisticated seller with respect to the Assigned Rights, has adequate information concerning the business and financial condition of the Borrowers and the other Loan Parties to make an informed decision regarding the sale of the Assigned Rights, and has independently and without reliance upon the Buyer, and based on such information as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Seller has relied upon the representations, warranties, covenants, agreements and indemnities of the Buyer expressly set forth in this Agreement. The Seller acknowledges that the Buyer has not made and does not make any representation or warranty, and has not entered into any covenant, agreement or indemnity, in each case whether express or implied, with respect to the subject matter of this Agreement except as expressly set forth herein. The Seller acknowledges that the sale of the Assigned Rights by the Seller to the Buyer is irrevocable, and that the Seller shall have no recourse to the Assigned Rights of the Buyer, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement, and pursuant to indemnities expressly set forth herein. The Seller acknowledges that the consideration received pursuant hereto for the sale of the Assigned Rights may differ both in kind and in amount from any payments or distributions which may ultimately be received with respect thereto. The Seller is not an agent for the Buyer in this transaction.

      (I) The Seller acknowledges that the Buyer currently may possess and hereafter may come into possession of certain information concerning the Loan Documents, the Assigned Rights, and the Loan Parties which is not known to the Seller and which may be material to a decision to sell the Assigned Rights, including, without limitation, information received by the Buyer on a confidential basis from the Loan Parties, or on a privileged basis from the Buyer's counsel or advisors (the "Buyer's Excluded Information"), that it has determined to sell the Assigned Rights notwithstanding its lack of knowledge of the Buyer's Excluded Information, and that the Buyer shall have no liability to Seller with respect to the non-disclosure of the Buyer's Excluded


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Information, and the Seller hereby waives and releases any claims which it might have against the Buyer or any Buyer Indemnitee (as hereinafter defined), whether pursuant to applicable securities laws or otherwise, with respect to the non-disclosure of the Buyer's Excluded Information; and no broker, finder or other person acting pursuant to the authority of the Seller is entitled to a broker's fee or compensation or other type of commission in connection with the transactions contemplated hereby.

      SECTION 4. Representations and Warranties of the Buyer.

      The Buyer hereby represents and warrants to the Seller that:

      (A) The Buyer is a corporation duly organized and validly existing under the laws of the State of New York. The execution, delivery and performance by the Buyer of this Agreement are within its powers, have been duly authorized by all necessary action and do not contravene, or result in a default under, any of its charter documents or any law, agreement or other obligation to which it is subject.

      (B) This Agreement has been duly and validly authorized, executed and delivered by the Buyer, and sets forth the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. No registration with, or consent or approval of, or any other action by, any Governmental Authority or other person is required in connection with the execution, delivery and performance of this Agreement by the Buyer.

      (C) No proceedings are pending or to the best of the Buyer's knowledge, threatened against or affecting the Buyer before any Governmental Authority which, in individually or in the aggregate, could reasonably be expected to materially and adversely affect any action taken or to be taken by the Buyer under this Agreement.

      (D) The Buyer is a sophisticated investor (as such term is used under the rules promulgated under the Securities Act of 1933, as amended) with respect to the Assigned Rights, has adequate information concerning the business and financial condition of the Borrower to make an informed decision regarding the purchase of the Assigned Rights and has independently and without reliance upon the Seller, and based on such information as the Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Buyer has relied upon the representations warranties, covenants, agreements and indemnities of the Seller expressly set forth in this Agreement. The Buyer acknowledges that Events of Default exist under the Credit Agreement, and that the Seller has not made and does not make any representation or warranty, and has not entered into any covenant, agreement or indemnity, in


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each case whether express or implied, with respect to the subject matter of this
Agreement except as expressly set forth herein. The Buyer acknowledges that the sale of the Assigned Rights by the Seller to the Buyer is irrevocable, and that the Buyer shall have no recourse to the Seller, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement and pursuant to indemnities expressly set forth herein. The Buyer acknowledges that the consideration paid pursuant hereto for the purchase of the Assigned Rights may differ both in kind and amount from any payments or distributions which may ultimately be received with respect thereto. The Buyer
(i) will continue to make its own analysis and decisions with respect to the Assigned Rights without any reliance on the Seller (except as previously stated), and (ii) will not rely upon the Seller to furnish any documents or information, except as otherwise required by this Agreement, regarding the credit, officers, financial condition or business of, or any other matter concerning the Loan Parties (including, without limitation documents and information received from the Borrowers under the Credit Agreement, or otherwise). The Buyer acknowledges that it is assuming the risk of full or partial loss which is inherent with the credit, and all collateral and collectability risks associated therewith. The Buyer is not an agent for the Seller in this transaction.

      (E) Without implying characterization of the Assigned Rights as a security within the meaning of applicable security laws, the Buyer is not purchasing the Assigned Rights with a view to resale or distribution in a manner that would violate applicable securities laws and has no present intention of making any distribution of the Assigned Rights in any manner that would violate applicable laws.

      (F) The Buyer acknowledges that the Seller currently possesses and hereafter may come into possession of certain information concerning the Loan Documents, the Assigned Rights, and the Loan Parties which is not known to the Buyer and which may be material to a decision to acquire the Assigned Rights, including, without limitation, information received by Seller on a confidential basis from any of the Loan Parties or on a privileged basis from Seller's counsel and advisors (the "Seller's Excluded Information"), that it has determined to acquire the Assigned Rights notwithstanding its lack of knowledge of the Seller's Excluded Information, and that the Seller shall have no liability to it and the Buyer hereby waives and releases any claims which it might have against the Seller, whether pursuant to applicable securities laws or otherwise, with respect to the non-disclosure of the Seller's Excluded Information; and no broker, finder or other person or entity acting pursuant to the authority of the Buyer is entitled to a broker's or other type of commission in connection with the transactions contemplated hereby.


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      SECTION 5. Limitation of Damages; Reimbursement Rights; Procedure for
Reimbursement and Indemnification.

      (A) (i) Notwithstanding anything to the contrary contained in Section 7 hereof or elsewhere, the aggregate amount for which the Seller shall be liable pursuant to any and all indemnities set forth in this Agreement shall not exceed, in the aggregate, the Purchase Price. In addition, with respect to each claim under any such indemnity, the aggregate amount for which the Seller shall be liable shall equal the Reduction Amount (as hereinafter defined) plus interest from, and including, the date on which the Purchase Price is paid to the Seller, to, but excluding the date on which the Reduction Amount is paid (so long as such payment is received before noon on a business day; otherwise, the business day next following the date of payment) at a rate per annum, calculated daily, equal to the Prime Rate.

            (ii) For purposes hereof, the "Reduction Amount" shall mean with respect to each claim for indemnity an amount equal to the product obtained by multiplying (1) a fraction, the numerator of which shall be the amount by which the Principal Amount (or the Buyer's rights to distributions in respect thereof) has been reduced, disallowed, offset, expunged, denied, rendered uncollectible or subordinated as a direct result of the breach of representation or warranty that gave rise to such indemnity claim (the "Disallowed Amount") and the denominator of which shall be the Principal Amount by (2) the Purchase Price.

      (B) If the Buyer exercises its remedies under this Section 5 and recovers the Reduction Amount from the Seller and upon any payment to the Buyer pursuant to the indemnity contained in Section 7(A) hereof, the Buyer shall reassign to Seller, without recourse, all of its right, title and interest in such Assigned Rights as have been reduced, disallowed, offset, expunged, denied, rendered uncollectible or subordinated as a direct result of the breach of representation or warranty that gave rise to such indemnity claim, including all of the Buyer's rights to receive distributions thereon.

      (C) If there is asserted any claim, liability or obligation that in the judgment of a party that is indemnified pursuant to this Agreement, such indemnified party shall give the indemnifying party notice within thirty (30) business days after the assertion of any claim, liability or obligation, or promptly, but in no event later than five (5) business days of receipt of notice of the filing of any lawsuit based upon such assertion, or, with respect to a claim not yet asserted against the indemnified party, promptly upon the determination by an officer of the indemnified party of the existence of the same, and shall give indemnifying party a reasonable opportunity of assuming the defense of such claims, liability or obligation, using counsel of the indemnifying party's choosing; provided, however, that notwithstanding the foregoing the indemnified party


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shall have the right to participate in such defense and retain separate counsel at its own cost and expense. Failure by the indemnified party to give timely notice pursuant to this Section 5(C) shall not relieve the indemnifying party of its obligations, except to the extent that the indemnifying party is actually prejudiced by such failure to give timely notice. No settlement or adjustment shall be made without the indemnified party's prior written consent, which consent will not be unreasonably withheld. If, in any case, the indemnifying party fails to contest in good faith any such claim, liability or obligation, the indemnified party shall have the right to defend, settle or pay the same and pursue its remedies against the indemnifying party hereunder. The indemnified party shall cooperate with the indemnifying party in any such defense which the indemnifying party elects to assume in the event the indemnifying party makes such request to the indemnified party and such request is reasonable, provided the indemnifying party will hold the indemnified party harmless from all of its out-of-pocket expenses, including reasonable attorneys' fees, incurred in connection with the indemnified party's cooperation.

      SECTION 6. Distributions.

      Upon Seller's receipt of any cash, securities, or other property distributed on account of or in connection with the Assigned Rights, Seller shall hold the same in trust for Buyer and shall deliver the same to Buyer promptly (where possible in the form received), endorsed (where necessary) without recourse to Seller. Any payments made to Buyer hereunder shall be made in immediately available funds by wire transfer to Buyer in accordance with the following wire instructions:

               Fleet Bank
               91 South Greeley Avenue
               Chappaqua, New York 10514
               ABA No: 021200339
               Acct: 2369664279
               Reference: Transworld Home HealthCare, Inc.

      SECTION 7. Seller's Obligations.

      (A) Subject to Section 5 hereof, the Seller hereby agrees to indemnify, defend and hold the Buyer and its agents, affiliates, controlling persons, officers, directors, employees, successors and assigns (collectively, the "Buyer Indemnitees") harmless from and against any and all expenses, losses, claims, damages or liabilities ("Liabilities") which are incurred by the Buyer Indemnitees or any of them, including but not limited to reasonable attorneys' fees and expenses, caused by, resulting from or relating to any material breach of any of the representations,


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warranties, covenants or agreements of the Seller set forth in the Agreement.
The express indemnities made by Buyer in this Agreement shall be the sole remedy available in respect of any such expenses, losses, claims, damages or liabilities incurred or suffered by Seller.

      (B) The Buyer and the Seller intend and agree that the Buyer shall assume the Assumed Obligations.

      SECTION 8. Buyer's Obligations.

      The Buyer hereby agrees to indemnify, defend and hold the Seller and its agents, affiliates, controlling persons, officers, directors and employees (collectively the "Seller Indemnitees") harmless from and against any and all Liabilities which are incurred by the Seller Indemnitees or any of them, including but not limited to reasonable attorneys' fees and expenses caused by, resulting from or relating to the Buyer's material breach of any of the representations, warranties, covenants or agreements of the Buyer set forth in the Agreement. The express indemnities made by Buyer in this Agreement shall be the sole remedy available in respect of any such expenses, losses, claims, damages or liabilities incurred or suffered by Seller.

      SECTION 9. Further Transfers.

The Buyer may sell, assign, grant a participation in, or otherwise transfer all or any portion of the Assigned Interests and the other Assigned Rights, provided, that notwithstanding any such sale, assignment, participation or transfer (i) the Buyer may not sell, assign, grant a participation in, or otherwise transfer its rights under this Agreement or any interest herein, except for a collateral assignment of its interest herein to Bankers Trust Company, in its capacity as collateral agent to secure obligations of the Buyer under existing credit facilities of the Buyer and (ii) the obligations of the Buyer hereunder, which are not delegable, shall remain in full force and effect.

      SECTION 10. Miscellaneous.

      (A) Recourse. Except to the extent set forth herein, the assignment of the Seller's Notes pursuant to this Agreement shall be without recourse, as such term is defined in Section 3-417(3) of the Uniform Commercial Code of New York. Any and all endorsements of instruments by Seller in connection with such assignment shall be without recourse and Seller shall undertake no endorsers' liability under the Uniform Commercial Code of New York, including, without limitation, Section 3-414(1) thereof or otherwise, in respect of such endorsements.


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      (B) Survival. All representations, warranties, covenants, agreements and other provisions made by the parties hereto shall be considered to have been relied upon by the parties hereto and shall survive the execution, performance and delivery of this Agreement and all other documents contemplated herein.

      (C) Successors and Assigns. Subject to the proviso at the end of Section 9 hereof, this Agreement, including, without limitation, the representations, warranties, covenants and agreements contained herein, (i) shall inure to the benefit of and be enforceable by the respective parties hereto, and the Buyer's and the Seller's successors and permitted assigns, and (ii) shall be binding upon and enforceable against the respective parties hereto, and their successors and permitted assigns.

      (D) Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action, as the other party may reasonably request in order to effectuate the intent and purposes of this Agreement, all at the sole expense of the requesting party.

      (E) Costs and Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own costs and expenses, including but not limited to attorneys' fees and expenses, in connection with the transactions contemplated hereby. Each of the Buyer and the Seller represents that it has not retained any broker or other intermediary to act on its behalf in connection with this transaction.

      (F) Counterpart Execution; Telecopies. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding all of the parties hereto. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, provided that the party so delivering such counterpart shall, promptly after such delivery, deliver the original of such counterpart of this Agreement to the other party hereto.

      (G) Amendments; Waivers. (i) No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Seller and the Buyer and no waiver of any provision of this Agreement, nor consent to any departure by the Seller or the Buyer therefrom, shall be effective unless it is in writing and signed by the party affected thereby, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


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            (ii) No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof by such party, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of each party provided herein (x) are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth herein) and (y) are not conditional or contingent on any attempt by such party to exercise any of its rights under any other related document against the other party or any other entity.

      (H) Governing Law. This Agreement shall be construed and the obligations of the parties hereunder shall be determined in accordance with the laws of the State of New York (without regard to any conflict of laws provisions thereof).

      (I) Notices. All demands, notices, requests, consents and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, telex or telecopy (with a confirmed answerback) at, or when duly deposited in the mails, by certified or registered mail, postage prepaid -- return receipt requested, to the following addresses, or such addresses as may be furnished hereafter by notice in writing, to the following parties:

          in the case of the Buyer:

          Transworld Home HealthCare, Inc.
          75 Terminal Avenue
          Clark, New Jersey 07066
          Attention: Vincent J. Caruso & Wayne Palladino
          Telephone: (908) 340-1144
          Telecopier: (908) 340-9170

          with a copy to:

          Proskauer Rose Goetz & Mendelsohn LLP
          1585 Broadway
          New York, New York 10036
          Attention: Bruce L. Lieb, Esq.
          Telephone: (212) 969-3000
          Telecopier: (212) 969-2900
          in the case of the Seller:

          European American Bank
          c/o Euram Management Inc.
          1 EAB Plaza
          Uniondale, New York 11555-5774
          Attention: Andrew Russell, Vice President
          Telephone: 516-296-6741
          Telecopier: 516-296-5103

          with a copy to:

          European American Bank
          c/o Euram Management Inc.
          1 EAB Plaza
          Uniondale, New York 11555-5774
          Attention: Steven Gutman, Esq.
                      Senior Vice President & General Counsel
          Telephone: 516-296-6404
          Telecopier: 516-296-5323

      (J) Integration. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or incorporated herein.

      (K) Disclosure of Agreement. The parties hereto agree that they shall not disclose the terms and conditions of this Agreement (collectively, the "Confidential Terms") to any person or entity, or the identity of the parties hereto, except (i) Seller may disclose the sale of Assigned Interests to the Lenders under the Credit Agreement and (ii) as may be required under the Credit Agreement or by applicable law, legal process or duly authorized regulatory authorities; provided that the Buyer may disclose the Confidential Terms to any prospective or actual transferees (and their advisors) of the Seller's Notes or the other Assigned Rights, or any portion thereof who agree to maintain the confidentiality of the Confidential Terms as provided herein, except that Buyer shall not disclose the Purchase Price or the Purchase Rate to any prospective or actual transferee.

      (L) Captions and Headings. The section captions and headings in this Agreement are for convenience only and are not intended to be full or accurate descriptions of the contents hereof. They shall not be deemed to be part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provision hereof.

      (M) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall remain in full force and effect.

      (N) Relations of the Parties. The relationship between Seller and Buyer shall be that of seller and purchaser. This Agreement shall not be construed to create a partnership, joint venture or creditor-debtor relationship between the parties hereto.

      IN WITNESS WHEREOF, the Seller and the Buyer have executed this Agreement by their duly authorized officers as of the date first set forth above.


                                   EUROPEAN AMERICAN BANK


                                   By: /s/ Andrew J. Russell
                                       -------------------------------
                                       Name: Andrew J. Russell
                                       Title:  Vice President


                                   TRANSWORLD HOME HEALTHCARE, INC.


                                   By: /s/ Wayne Palladino
                                       -------------------------------
                                       Name:  Wayne Palladino
                                       Title:

Each of the undersigned hereby agrees and consents to the transactions contemplated by the foregoing Purchase and Sale Agreement; and confirms in favor of the Seller and the Buyer (i) the accuracy of the Principal Amount (ii) that it has no defense, offset, claim, counterclaim or recoupment with respect to any of its obligations or liabilities under the Credit Agreement, any Note or any other Loan Document (as such terms are defined in the Credit Agreement), including, without limitation, the payment when due of all fees, interest, principal and other Obligations (as such term is defined in the Credit Agreement) and (iii) set forth in Schedule 1 annexed hereto is a complete and accurate list of all material documents (including all amendments, supplements, modifications, waivers and terminations relating thereto) that evidence or govern the Assigned Interests.

HEALTH MANAGEMENT, INC.
HOME CARE MANAGEMENT, INC.
HMI ILLINOIS, INC.
HMI PENNSYLVANIA, INC.
HEALTH REIMBURSEMENT CORPORATION
HMI RETAIL CORP., INC.
HMI PMA, INC.
HMI MARYLAND, INC.


By:  /s/ Paul S. Jurewicz
-------------------------------
Name: Paul S. Jurewicz
Title:  CFO

The Chase Manhattan Bank, in its capacity as Agent and a Lender under the Credit Agreement, hereby consents to the transactions contemplated by the foregoing Purchase and Sale Agreement notwithstanding the failure of the parties to comply with the relevant provisions of Section 11.03 of the Credit Agreement.

THE CHASE MANHATTAN BANK, as a Lender and as Agent

By: ___________________________
    Name:
    Title: